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                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) February 26, 1997
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                           AVITAR, INC.
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          (Exact name of registrant as specified in its charter)


        Delaware              0-20316              06-1174053
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(State or other jurisdiction  (Commission        (IRS Employer
   of incorporation)          File Number)    Identification No.)



  65 Dan Road, Canton, MA                             02021
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   (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code (617) 821-2440
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Item 9.           Sales of Equity Securities Pursuant to Regulation S.


     On February 26, 1997, the Company sold 355,555 newly issued shares of Common Stock for $100,000 in cash, or a price of $0.28 per share (approximately 40% below the then-current market price as reported by NASD for the NASDAQ - Small Cap market).

     The shares were offered and sold to Optimum Fund, a corporation organized under the laws of the British West Indies (the "Purchaser"). The Purchaser was introduced to the Company by a distributor, U.S. Milestone Corporation, a New York corporation.

     In the above-described sale, the Company relied upon the exemption from registration under the Securities Act of 1933, as amended ("the Act") provided by Regulation S promulgated under the Act. The sale was made pursuant to a certain Offshore Securities Subscription Agreement, dated February 26, 1997, made by and between the Company and the Purchaser ("the Agreement"). The Purchaser represented and warranted, among other things, that it is not a U.S. person (as defined in Regulation S) and that it received the offer and executed the Agreement outside the United States. Further, the Purchaser agreed, among other things, that the purchased shares will not be resold to U.S. persons or within the United States during the period of 40 days commencing on the date of the closing of the purchase (February 26, 1997). The Company represented and warranted, among other things, that the Company is in full compliance with reporting obligations under Section 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the Company reasonably believed Purchaser was outside the United States and not a U.S. person.






























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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       AVITAR, INC.
                                       (Registrant)

Date: March 12, 1997                 By: J.C. LEATHERMAN, JR.
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                                      J.C. LEATHERMAN, JR.,
                                      Chief Financial Officer